EXHIBIT 99.1

FOR RELEASE: Contact: Dennis Watson
Tuesday, March 31, 1998 (202) 565-1596
No. 98-21 TDD (202) 565-1695
www.stb.dot.gov

SURFACE TRANSPORTATION BOARD COMMENCES OVERSIGHT
PROCEEDING TO CONSIDER NEW REMEDIAL CONDITIONS TO
UP/SP MERGER FOR THE HOUSTON, TX/GULF COAST REGION

Surface Transportation Board (Board) Chairman Linda J. Morgan announced today that the Board has initiated a proceeding under its continuing oversight jurisdiction of the Union Pacific/Southern Pacific (UP/SP) rail merger to consider proposals for new remedial conditions to the merger as they pertain to service in the Houston, Texas/Gulf Coast area.

This new proceeding arises out of the rail service crisis in that region, spawned largely by severely congested UP/SP lines in the Houston area. Using its emergency service authority under 49 U.S.C. 11123, the Board issued, effective through August 2, 1998, a series of orders to mitigate this crisis by directing substantial changes to the way in which service is provided in and around Houston. The service changes that the Board directed, however, could only be short-term measures designed to restore service without producing more congestion or additional service disruptions. Thus, the Board could not consider, in the service order proceedings, longer-term proposals that would compel UP/SP to transfer some of its lines and properties to potential competitors in the region. Instead, the Board stated that it would entertain such longer-term proposals under its continuing oversight authority over the UP/SP merger.

Certain parties have now asked the Board to invoke its oversight jurisdiction to consider such proposals, including the divestiture to other rail carriers of various UP/SP lines and yards in Texas, proposed by the Texas Mexican Railway Company and the Kansas City Southern Railway Company (Tex Mex/KCS), and the establishment of a neutral switching operation in the greater Houston area, proposed by the Greater Houston Partnership (GHP) and Tex Mex/KCS. The Board found that its 5-year oversight jurisdiction permits it to reassess whether there is any relationship between the market power gained by UP/SP through the merger and the service problems that have occurred in the region.

Accordingly, separate from its general oversight proceeding, which is continuing according to schedule, the Board is commencing an additional oversight proceeding to address the Tex Mex/KCS and GHP requests, and others that may be made (such as by the Railroad Commission of Texas), for new remedial conditions to the merger as they pertain solely to the Houston/Gulf Coast area, and it has established a procedural schedule for the submission of evidence. Parties must submit their requests for new remedial conditions, along with their supporting evidence, by June 8, 1998. The Board will publish a notice accepting such requests by July 8, 1998. Any person who intends to participate actively as a "party of record" must notify the Board by July 22, 1998; afterwards, the agency will issue a final service list. Evidence and argument opposing requests for new conditions are due August 10, 1998; rebuttal in support of requests for such conditions is due September 8, 1998.

The Board's decision was issued today in Union Pacific Corporation, Union Pacific Railroad Company--Control and Merger--Southern Pacific Rail Corporation, Southern Pacific Transportation Company, St. Louis Southwestern Railway Company, SPCSL Corp., and The Denver and Rio Grande Western Railroad Company, Finance Docket No. 32760 (Sub-No. 21), Decision No. 12.